Exhibit 99.3

July 1, 2015

Message from John Finnegan: Chubb Agrees to Be Acquired by ACE Limited for Approximately $124.13 per Share in Cash and ACE Stock

Dear Colleagues,

Today, we announced that Chubb has agreed to be acquired by ACE for $28.3 billion in cash and ACE Limited stock. I wanted to take this opportunity to communicate with you directly about this news. Attached is a copy of the press release we just issued.

This transaction brings together two highly respected and successful companies that are complementary in many ways, including our capabilities, products and geographic footprints. The combined company will be stronger financially, have a broader global footprint and distribution network and offer customers a wider array of products. These attributes have become increasingly important for long-term success in our business.

Importantly, the combined company will adopt the Chubb name – a clear indication of ACE’s respect for the Chubb brand and the attributes and heritage of quality and outstanding service it represents. ACE’s interest in acquiring our business and our brand is a testament to the franchise we have built together and to your hard work and dedication; we should all take tremendous pride in this. For the thousands of you who are Chubb shareholders, you will receive for each Chubb share approximately $124.13. About half will be paid in cash and half in ACE shares, so you will continue to have an equity stake in the success of the combined company. We will provide additional information about benefit plans and equity awards in the near future.

ACE has committed that Chubb’s current headquarters in Warren, NJ will have a substantial portion of the headquarters function for the combined company’s North American Division. We expect that we will maintain a significant presence in New Jersey.

ACE is one of the world’s largest multiline property and casualty insurers. With more than $30 billion in capital and operations in 54 countries, ACE provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. ACE maintains executive offices in Zurich, Bermuda and New York, among other locations, and employs approximately 21,000 people worldwide, including 10,000 employees in 170 offices in North America.

Until the completion of the transaction expected in the first quarter of 2016, it is business as usual, and both Chubb and ACE will continue to operate as separate and competing companies. During this transition period, it is especially important that we continue delivering the same level of service to our producers and policyholders for which Chubb is renowned.

We are excited about moving forward as a larger, stronger, more global company while at the same time maintaining the quality coverages, outstanding claim service, thought leadership and industry-leading loss control and appraisal services we provide to our producers and customers. We realize you and your colleagues will no doubt have many questions through this process and we will do our best to keep you informed as we move toward closing. To that end, you will be hearing more as we begin integration planning in the coming months.

Thank you for your ongoing dedication to Chubb.

Sincerely,

John D. Finnegan

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in this communication may be deemed to be forward-looking statements under certain securities laws, including the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about the expected effects of the acquisition of Chubb by ACE, the expected timing of the acquisition and other statements other than in relation to historical facts. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan” and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could”, or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties, many of which are outside the control of ACE and Chubb. Forward-looking statements speak only as of the date they are made and, except as required by law, neither party assumes an obligation to update the forward-looking statements contained in this communication. Any annualized, pro forma, projected and estimated numbers in this communication are used for illustrative purposes only, are not forecasts and may not reflect actual results. We caution readers not to place undue reliance on these statements as a number of important factors could cause our actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the strength of the economy and competitive factors in the areas where ACE and Chubb do business; the impact of changes in the laws and regulations regulating insurance services and enforcement thereof; the effects of competition in the markets in which ACE and Chubb operate; judicial or regulatory judgments and legal proceedings; ACE’s ability to complete the acquisition and integration of Chubb successfully; and other factors that may affect future results of ACE and Chubb.

We caution that the foregoing list of important factors is not exhaustive. Additional information about these and other factors can be found in ACE’s 2014 Annual Report on Form 10-K and Chubb’s 2014 Annual Report on Form 10-K, each filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website (http://www.sec.gov).

IMPORTANT ADDITIONAL INFORMATION

In connection with the proposed transaction, ACE will file with the SEC a Registration Statement on Form S-4 that will include a Joint Proxy Statement of ACE and Chubb, and a Prospectus of ACE, as well as other relevant documents concerning the proposed transaction. The proposed transaction involving ACE and Chubb will be submitted to ACE and Chubb shareholders for their consideration. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. SHAREHOLDERS OF ACE AND CHUBB ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain a free copy of the definitive joint proxy statement/prospectus, as well as other filings containing information about ACE and Chubb, without charge, at the SEC’s website (http://www.sec.gov). Copies of the joint proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the joint proxy statement/prospectus can also be obtained, without charge, by directing a request to ACE Limited, 17 Woodbourne Avenue, Hamilton, HM08, Bermuda, Attention: Investor Relations, 441-299-9283, or to The Chubb Corporation, 15 Mountain View Road, P.O. Box 1615, Warren, New Jersey 07061, Attention: Investor Relations, 908-903-2365.

PARTICIPANTS IN THE SOLICITATION

ACE, Chubb, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding ACE’s directors and executive officers is available in ACE’s proxy statement for its 2015 Annual General Meeting of Shareholders filed with the SEC on April 8, 2015. Information regarding Chubb’s directors and executive officers is available in Chubb’s proxy statement for its 2015 Annual Meeting of Shareholders filed with the SEC on March 13, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of this document may be obtained as described in the preceding paragraph.